RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-189888

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated August 6, 2013

Pricing Supplement Dated August __, 2013 to the
Product Prospectus Supplement ERN-EI-1 dated July 25, 2013,
Prospectus Supplement dated July 23, 2013, and
Prospectus, Dated July 23, 2013
$ __________ Bullish Barrier Enhanced Return Notes Linked to the Russell 2000® Index, Due September 1, 2016 Royal Bank of Canada

Royal Bank of Canada is offering the Bullish Barrier Enhanced Return Notes (the “Notes”) linked to the performance of the Russell 2000® Index (the “Reference Asset”).

The CUSIP number for the Notes is 78008S7K6. The Notes provide a 125% leveraged positive return if the level of the Reference Asset increases from the Initial Level to the Final Level, subject to the Maximum Redemption Amount of [142%-148%] of the principal amount of the Notes (to be determined on the Pricing Date).  The Notes do not pay interest, and investors are subject to one-for-one loss of the principal amount of the Notes in percentage terms if the closing level of the Reference Asset on the Valuation Date is less than 75% of the Initial Level. Any payments on the Notes are subject to our credit risk.

Issue Date: Augut 30, 2013

Maturity Date: September 1, 2016

The Notes will not be listed on any U.S. securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated July 23, 2013, “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement dated July 25, 2013, and “Selected Risk Considerations” on page P-6 of this terms supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public(1)%		$
Underwriting discounts and commissions	%	$
Proceeds to Royal Bank of Canada	%	$

(1) For Notes sold to certain fee-based advisory accounts, the price to public will be 97.50%.

The price at which you purchase the Notes includes hedging costs and profits that Royal Bank of Canada or its affiliates expect to incur or realize.  These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $27.50 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $27.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions.  If the Notes priced on the date of this terms supplement, the price of the Notes would also include a profit of approximately $7.50 per $1,000 in principal amount of the Notes earned by Royal Bank of Canada in hedging its exposure under the Notes. In no event will the total of the commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank of Canada, exceed $45.00 per $1,000 in principal amount of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

We may use this terms supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to the Russell 2000® Index, Due September 1, 2016

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series F

Underwriter:	RBC Capital Markets, LLC (“RBCCM”)

Reference Asset:	Russell 2000® Index

Bloomberg Ticker:	RTY

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof

Pricing Date:	August 27. 2013

Issue Date:	Augut 30, 2013

CUSIP:	78008S7K6

Valuation Date:	August 29, 2016

Payment at Maturity (if held to maturity):
If, on the Valuation Date, the Percentage Change is positive, then the investor will receive an amount per $1,000 principal amount per Note equal to the lesser of:

1.   Principal Amount + (Principal Amount x Percentage Change x Leverage Factor) and

2.   Maximum Redemption Amount

If, on the Valuation Date, the Percentage Change is less than or equal to 0%, but not by more than 25% (that is, the Percentage Change is between zero and -25%), then the investor will receive the principal amount only.

If, on the Valuation Date, the Final Level is less than the Barrier Level (that is, the Percentage Change is between -25.01% and -100%), then the investor will receive a cash payment equal to:
Principal Amount + (Principal Amount x Percentage Change)

Percentage Change:	The Percentage Change, expressed as a percentage, is calculated using the following formula: Final Level - Initial Level Initial Level

Initial Level:	The closing level of the Reference Asset on the Pricing Date.

Final Level:	The closing level of the Reference Asset on the Valuation Date.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to the Russell 2000® Index, Due September 1, 2016

Leverage Factor:	125% (subject to the Maximum Redemption Amount)

Maximum Redemption Amount:	[142%-148%] multiplied by the principal amount (to be determined on the Pricing Date)

Barrier Level:	75% of the Initial Level

Maturity Date:	September 1, 2016, subject to extension for market and other disruptions, as described in the product prospectus supplement dated July 25, 2013.

Term:	Approximately three (3) years

Principal at Risk:
The Notes are NOT principal protected.  You may lose all or a substantial portion of your principal amount at maturity if there is a percentage decrease from the Initial Level to the Final Level of more than 25%.

Calculation Agent:	RBCCM

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated July 25, 2013 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated July 23, 2013).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated July 25, 2013, as modified by this terms supplement.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to the Russell 2000® Index, Due September 1, 2016

ADDITIONAL TERMS OF YOUR NOTES

You should read this terms supplement together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013 and the product prospectus supplement dated July 25, 2013, relating to our Senior Global Medium-Term Notes, Series F, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this terms supplement carefully.

This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated July 23, 2013 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated July 25, 2013, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

Prospectus Supplement dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

Product Prospectus Supplement dated July 25, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004079/a724130424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this terms supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to the Russell 2000® Index, Due September 1, 2016

HYPOTHETICAL RETURNS

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Initial Level, the Final Level or the level of the Reference Asset on the Valuation Date or on any trading day prior to the Maturity Date. All examples assume that a holder purchased Notes with an aggregate principal amount of $1,000, a Barrier Level of 75% of the Initial Level, a Leverage Factor of 125%, a Maximum Redemption Amount of 145.00% of the principal amount (the midpoint of the Maximum Redemption Amount range of 142.00% to 148.00% of the principal amount), and that no market disruption event occurs on the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive.

	Percentage Change:	10%

	Payment at Maturity:	$1,000 + ($1,000 x 10% x 125%) = $1,000 + $125.00 = $1,125.00

	On a $1,000 investment, a 10% Percentage Change results in a Payment at Maturity of $1,125.00, a 12.50% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive (and the Payment at Maturity is subject to the Maximum Redemption Amount).

	Percentage Change:	40%

	Payment at Maturity:	$1,000 + ($1,000 x 40% x 125%) = $1,000 + $500.00 = $1,500.00 however, the Maximum Redemption Amount is $1,450.00

	On a $1,000 investment, a 40% Percentage Change results in a Payment at Maturity of $1,450.00, a 45% return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative, but the Final Level is greater than the Barrier Level.

	Percentage Change:	-10%

In this case, even though the Percentage Change is negative, you will receive the principal amount of your Notes at maturity, because the closing level of the Reference Asset on the Valuation Date is greater than 75% of the Initial Level.

	In this case, on a $1,000 investment, a -10% Percentage Change results in a Payment at Maturity of $1,000, a 0% return on the Notes.

Example 4—	Calculation of the Payment at Maturity where the Percentage Change is negative, and the Final Level is less than the Barrier Level).

	Percentage Change:	-40%

	Payment at Maturity:	$1,000 + ($1,000 x -40%) = $1,000 - $400 = $600

	In this case, on a $1,000 investment, a -40% Percentage Change results in a Payment at Maturity of $600, a -40% return on the Notes.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to the Russell 2000® Index, Due September 1, 2016

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Asset.  These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes,” beginning on page PS-4 of the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
Principal at Risk – Investors in the Notes could lose all or a substantial portion of their principal amount if the Final Level is less than the Barrier Level.  In such a case, you will lose 1% of the principal amount of your Notes for each 1% that the Final Level is less than the Initial Level.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Your Potential Payment at Maturity Is Limited – The Notes will provide less opportunity to participate in the appreciation of the Reference Asset than an investment in a security linked to the Reference Asset providing full participation in the appreciation, because the payment at maturity will not exceed the Maximum Redemption Amount.  Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the positive performance of the Reference Asset.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the amount due on the maturity date is dependent upon Royal Bank’s ability to repay its obligations at that time.  This will be the case even if the level of the Reference Asset increases after the pricing date.  No assurance can be given as to what our financial condition will be at the maturity of the Notes.

•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
You Will Not Have Any Rights to the Securities Included in the Reference Asset – As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in the Reference Asset would have.  The Final Level will not reflect any dividends paid on the securities included in the Reference Asset.

•
The Inclusion in the Purchase Price of the Notes of a Selling Concession and of Royal Bank’s Cost of Hedging its Market Risk under the Notes Will Adversely Affect the Value of the Notes Prior to Maturity – The price at which you purchase of the Notes includes a selling concession (including a broker’s commission), as well as the costs that Royal Bank (or one of its affiliates) expects to incur in the hedging of its market risk under the Notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that Royal Bank (or its affiliates) expects to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to the Russell 2000® Index, Due September 1, 2016

•
Market Disruption Events and Adjustments – The payment at maturity and the valuation date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to the Russell 2000® Index, Due September 1, 2016

INFORMATION REGARDING THE REFERENCE ASSET

All disclosures contained in this terms supplement regarding the Reference Asset, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, Russell Investments Group (“Russell”). Russell, which owns the copyright and all other rights to the Reference Asset, has no obligation to continue to publish, and may discontinue publication of, the Reference Asset. The consequences of Russell discontinuing publication of the Reference Asset are discussed in the section of the product prospectus supplement entitled “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date.” Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of the Reference Asset or any successor index.

Russell began dissemination of the RTY (Bloomberg L.P. index symbol “RTY”) on January 1, 1984 and calculates and publishes the RTY.  The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market.  As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by Russell without regard to the Notes.

Selection of Stocks Underlying the RTY

All companies eligible for inclusion in the RTY must be classified as a U.S. company under Russell’s country-assignment methodology.  If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation.  If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”).  Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs.  If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets.  If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner.  Russell uses the average of two years of assets or revenues data to reduce potential turnover.  If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange.  BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands.  For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the RTY must trade on a major U.S. exchange.  Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion.  Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution.  However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion.  If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to the Russell 2000® Index, Due September 1, 2016

An important criteria used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding.  Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization.  Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation.  If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, Russell will determine a primary trading vehicle, and the price of that primary trading vehicle (usually the most liquid) is used to calculate market capitalization.

Companies with a total market capitalization of less than $30 million are not eligible for the RTY.  Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion.

Annual reconstitution is a process by which the RTY is completely rebuilt.  Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies.  Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 28th, 29th, or 30th, reconstitution occurs on the prior Friday.  In addition, Russell adds initial public offerings to the RTY on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public.  This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

License Agreement

Russell and Royal Bank have entered into a non-exclusive license agreement providing for the license to Royal Bank, and certain of its affiliates, in exchange for a fee, of the right to use indices owned and published by Russell in connection with some securities, including the Notes.

Russell does not guarantee the accuracy and/or the completeness of the RTY or any data included in the RTY and has no liability for any errors, omissions, or interruptions in the RTY. Russell makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the Notes, or any other person or entity from the use of the RTY or any data included in the RTY in connection with the rights licensed under the license agreement described in this pricing supplement or for any other use. Russell makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the RTY or any data included in the RTY. Without limiting any of the above information, in no event will Russell have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.

The Notes are not sponsored, endorsed, sold or promoted by Russell. Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the RTY to track general stock market performance or a segment of the same. Russell’s publication of the RTY in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the stocks upon which the RTY is based. Russell's only relationship to Royal Bank is the licensing of certain trademarks and trade names of Russell and of the RTY, which is determined, composed and calculated by Russell without regard to Royal Bank or the Notes. Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY. Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.
“Russell 2000®” and “Russell 3000®” are registered trademarks of Russell in the U.S. and other countries.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to the Russell 2000® Index, Due September 1, 2016

Historical Information

The graph below sets forth the information relating to the historical performance of the Reference Asset. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of the Reference Asset. The information provided in this table is for the four calendar quarters of 2010, 2011, and 2012, the first and second calendar quarters of 2013 and for the period from April 1, 2013 to August 5, 2013.

We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

Period- Start Date	Period- End Date	High Intra-Day Level of the Reference Asset	Low Intra-Day Level of the Reference Asset	Period-End Closing Level of the Reference Asset

1/1/2010	3/31/2010	693.32	580.49	678.64
4/1/2010	6/30/2010	745.95	607.30	609.49
7/1/2010	9/30/2010	678.90	587.60	676.14
10/1/2010	12/31/2010	793.28	669.43	783.65

1/1/2011	3/31/2011	843.73	771.71	843.55
4/1/2011	6/30/2011	868.57	772.62	827.43
7/1/2011	9/30/2011	860.37	634.71	644.16
10/1/2011	12/31/2011	769.46	601.71	740.92

1/1/2012	3/31/2012	847.92	736.78	830.30
4/1/2012	6/30/2012	841.06	729.75	798.49
7/1/2012	9/27/2012	868.50	765.05	837.45
10/1/2012	12/31/2012	853.57	763.55	849.35

1/1/2013	3/31/2013	954.00	849.33	951.54
4/1/2013	6/30/2013	1,008.23	898.40	977.48
7/1/2013	8/5/2013	1,063.52	981.30	1,063.01

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to the Russell 2000® Index, Due September 1, 2016

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We expect that delivery of the Notes will be made against payment for the Notes on or about Augut 30, 2013, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”). See “Supplemental Plan of Distribution” in the prospectus supplement dated July 23, 2013.  For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated July 23, 2013.

RBC Capital Markets, LLC

RBC Capital Markets®
EQUITY LINKED NOTE I RBC STRUCTURED NOTES GROUP
Bullish Barrier Enhanced Return Notes Linked to the Russell 2000® Index, Due September 1, 2016

INVESTMENT THESIS

•	Receive a 125% leveraged return if the Percentage Change of the Reference Asset is positive, subject to a Maximum Redemption Amount of [142%-148%] of the principal amount (to be determined on the Pricing Date).
•	Receive the principal amount if the level of the Reference Asset decreases by up to 25%.
•
The Notes do not pay interest, and investors are subject to one-for-one loss of the principal amount of the Notes in percentage terms if the share price of the Reference Asset on the Valuation Date is less than 75% of the Initial Level.

PRELIMINARY KEY TERMS

•	Reference Asset: Russell 2000® Index, (RTY)
•	Leverage Factor: 125%
•	Maximum Redemption Amount: [142%-148%] of the principal amount, to be determined on the pricing date.
•	Barrier Level: 75% of the Initial Level
•	Percentage Change: Final Level - Initial Level Initial Level

KEY RISK FACTORS

•	The notes are subject to Royal Bank of Canada’s credit risk.
•	The notes are not 100% principal protected.
•	Your return on the notes is limited to the Maximum Redemption Amount.
•	Your notes are likely to have limited liquidity.

TAX

•	Each investor will agree to treat the notes as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes, as described in more detail in the product prospectus supplement.

ORDER DEADLINE

•	RBCCM will accept orders to purchase the notes until August 27, 2013

CUSIP: 78008S7K6	I	PRICING DATE: August 27, 2013	I	ISSUE DATE: August 30, 2013
IRS Circular 230 Notice:  To ensure compliance with IRS Circular 230, you are hereby notified that: (a) any discussion of federal tax issues contained or referred to herein is not intended or written to be used, and cannot be used, by you for the purpose of avoiding penalties that may be imposed on you under the Internal Revenue Code; (b) such discussion is written in connection with the promotion or marketing by us of the transactions or matters addressed herein; and (c) you should seek advice based on your particular circumstances from an independent tax advisor.